Exhibit 99.1

Cormedix Appoints Paulo Costa to its Board of Directors

Seasoned industry veteran with decades of strategic and commercial leadership experience in the pharmaceutical sector

Berkeley Heights, NJ – September 17, 2020 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced the appointment of Paulo F. Costa to its Board of Directors.

“We are excited to welcome Paulo to the CorMedix Board,” said Khoso Baluch, Chief Executive Officer of Cormedix. “Paulo will be a tremendous asset to our Board given his decades of leadership experience in the pharmaceutical sector and significant strategic experience gained in part during his time spent as Chairman of Amylin Pharmaceuticals through its successful sale to BMS and AstraZeneca. His experience at all levels of the business will prove invaluable as CorMedix progresses to the next stage of its evolution.”

Paulo, an industry veteran with years of senior leadership experience at Johnson & Johnson and Novartis, noted, “After reviewing CorMedix’s business and the commercial prospects for Defencath in the hemodialysis setting, I am pleased to join the company’s Board of Directors. Given the upcoming PDUFA date, I believe that CorMedix will succeed in its goal of bringing Defencath to patients and changing the standard of care in this sizable and growing patient population.”

About Paulo Costa

Paulo currently serves as Chairman of the Board of MacroGenics, a public late stage biopharma company focused on oncology. In addition, he served as Chairman of Amylin Pharmaceuticals, a commercial stage biopharma company, until its sale to Bristol-Myers Squibb and AstraZeneca in a $7 billion transaction in 2012.

Prior to his retirement, Paulo served in senior leadership roles at Novartis, including President and CEO of Novartis US Corporation from 2005 to 2008 and President and CEO of Novartis Pharmaceutica US and Head of Americas from 1999 to 2005. Prior to joining Novartis, Paulo spent 30 years at Johnson & Johnson including as President of Janssen Pharmaceutica, Inc.

During the course of his career, Paulo helped launch and grow a broad range of primary and specialty care products and has built and shaped pharmaceutical sales forces globally.

Paulo received his undergraduate degree from São Paulo School of Business Administration and earned a masters degree in business administration from Harvard Business School.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Defencath®, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. Defencath’s NDA has been filed and accepted for priority review with a PDUFA date of February 28, 2021. Defencath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product, which provides an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also intends to develop Defencath as a catheter lock solution for use in oncology and total parenteral nutrition patients. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels.  The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  Neutrolin™ is CE Marked and marketed in Europe and other territories as a medical device. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Defencath development path, including whether a second Phase 3 clinical trial will be required for approval of Defencath’s marketing approval; the resources needed to secure approval of the new drug application for Defencath from the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Defencath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. At this time, we are unable to assess whether, and to what extent, the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

617-430-7576